EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

MOJO Organics, Inc.

New York, New York

We hereby consent to the inclusion in this form 10-K, Annual Report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 of our report dated March 31, 2011 relating to the financial statements of Specialty Beverage & Supplement, Inc. as of and for the year ended December 31, 2010.

/s/ZS Consulting Group LLP

Melville, New York

April 30, 2012